EXHIBIT 99.1

Exponent Reports First Quarter of Fiscal Year 2021 Financial Results

MENLO PARK, Calif., April 29, 2021 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the first quarter of fiscal year 2021 ended April 2, 2021.

“Our business continued to gain momentum, driving strong quarterly results which exceeded our prior expectations. In the first quarter, net revenues grew 10% and EBITDA1 margin increased 400 basis points from the prior year period. These results were bolstered by increased activity in human participant studies and litigation projects.   Exponent is winning new assignments daily, and at the same time is gradually reengaging on projects that were paused due to coronavirus restrictions and court closures,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“The pandemic has altered many aspects of our lives, but one trend that has not abated is the growing complexity of our world. Exponent continues to leverage its expertise to understand and enhance human-machine interactions for technologies including wearables, medical devices and advanced vehicles. Exponent advises industry and governments on their most pressing engineering and scientific challenges as society continues to raise expectations for safety, health, sustainability and reliability. These long-term trends that existed prior to the pandemic are now only strengthening, driving increased demand for our services,” continued Dr. Corrigan.

First Quarter Financial Results

Total revenues and revenues before reimbursements for the first quarter of 2021 increased 10% to $116.5 million and $109.6 million, respectively, as compared to $106.0 million and $99.7 million in the first quarter of 2020.

Net income increased to $30.8 million, or $0.58 per diluted share, in the first quarter of 2021, as compared to $26.3 million, or $0.49 per diluted share, in the same period of 2020. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first quarter of 2021 was $8.8 million which is equal to same period a year ago.

EBITDA1 increased to $31.8 million, as compared to $25.0 million in the first quarter of 2020.

In the first quarter, Exponent paid $11.9 million in dividends and closed the period with $214.5 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.20 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented 81% of the Company’s net revenues in the first quarter. Net revenues in this segment increased 11% in the first quarter as compared to the prior year period. Growth was driven by strong demand for Exponent’s proactive and reactive services across a broad range of industries and use cases. In addition to the steady increase in litigation support and human participant studies, our multidisciplinary battery team continues to see demand for its solutions in electric vehicles and energy storage. Our work in international arbitrations and integrity management advisory services continued at strong levels.

Exponent’s environmental and health segment represented 19% of the Company’s net revenues in the first quarter. Net revenues in this segment increased 7% in the first quarter as compared to the prior year period. This segment also benefitted from increased activity in litigation related projects and support of human participant studies. The chemical regulation and food safety practice continued to grow as Exponent’s scientists evaluated the effects of chemicals and new products on human health and the environment.

Exponent continued its work related to physiological monitoring through wearable technology platforms for the U.S. Army and Navy and expanded the engagement to include a coordinated effort in the Department of Defense. Exponent is uniquely positioned to advise clients as they leverage technology to improve human health and enhance human performance.

Business Outlook

“Based on the strong demand for our services in the first quarter and the encouraging trends with the coronavirus, we expect to maintain our positive momentum, but recognize that there may be unevenness along the way.   The year over year improvement in staff utilization and the lower than normal operating and G&A expenses are resulting in significant margin improvements. As a result of the positive momentum across our business and the easier year-over-year comparisons, we expect second quarter of 2021 revenues before reimbursements to grow in the low twenties and EBITDA1 margin to increase approximately 350 to 400 basis points, as compared to the same period in 2020. For the full year 2021, we expect revenues before reimbursements to grow in the high-single digits to low-double digits and EBITDA1 margin to be up 100 to 130 basis points, as compared to 2020,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“For more than 50 years, Exponent has been called upon to advise clients on the causes of failures as well as how to produce safer, healthier, more sustainable and more reliable products and processes. As our clients’ needs evolve and increase in complexity, our team of engineers and scientists positions itself ahead of the curve, utilizing deep knowledge and multidisciplinary capabilities to deliver unique solutions. With strong market drivers and a world-class team, Exponent is primed to deliver long-term growth,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, April 29, 2021, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 367-2403 or (334) 777-6978. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 9496007#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended April 2, 2021 and April 3, 2020
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	April 2,	April 3,
	2021	2020

Revenues
Revenues before reimbursements	$109,579	$99,720
Reimbursements	6,902	6,233

Revenues	116,481	105,953

Operating expenses
Compensation and related expenses	74,538	49,985
Other operating expenses	7,710	8,216
Reimbursable expenses	6,902	6,233
General and administrative expenses	3,273	5,531

Total operating expenses	92,423	69,965

Operating income	24,058	35,988

Other income
Interest income, net	29	875
Miscellaneous income, net	6,039	(12,808)
	6,068	(11,933)

Income before income taxes	30,126	24,055

Income taxes	(722)	(2,227)

Net income	$30,848	$26,282

Net income per share:
Basic	$0.59	$0.50
Diluted	$0.58	$0.49

Shares used in per share computations:
Basic	52,536	52,575
Diluted	53,333	53,657

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 2, 2021 and January 1, 2021
(unaudited)
(in thousands)

	April 2,	January 1,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$184,521	$197,525
Short-term investments	29,999	45,001
Accounts receivable, net	124,211	111,565
Prepaid expenses and other assets	14,824	12,741
Total current assets	353,555	366,832
Property, equipment and leasehold improvements, net	60,473	59,823
Operating lease right-of-use asset	18,467	19,322
Goodwill	8,607	8,607
Other assets	135,920	125,512
Total assets	$577,022	$580,096

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$18,411	$16,327
Accrued payroll and employee benefits	54,490	83,194
Deferred revenues	8,906	11,800
Operating lease liability	6,135	5,987
Total current liabilities	87,942	117,308
Other liabilities	98,759	86,947
Operating lease liability	12,713	14,343
Total liabilities	199,414	218,598

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	274,012	265,328
Accumulated other comprehensive loss	(1,693)	(1,932)
Retained earnings	439,717	421,809
Treasury stock, at cost	(334,494)	(323,773)
Total stockholders' equity	377,608	361,498
Total liabilities & stockholders' equity	$577,022	$580,096

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended April 2, 2021 and April 3, 2020
(unaudited)
(in thousands)

	Quarters Ended
	April 2,	April 3,
	2021	2020

Net Income	$30,848	$26,282

Add back (subtract):

Income taxes	(722)	(2,227)
Interest income, net	(29)	(875)
Depreciation and amortization	1,656	1,786

EBITDA (1)	31,753	24,966

Stock-based compensation	6,282	6,138

EBITDAS (1)	$38,035	$31,104

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.